Exhibit 99.1

Media Release

Basel, 25 February 2019

Roche enters into definitive merger agreement to acquire Spark Therapeutics

•	Roche to acquire Spark Therapeutics for US$ 114.50 per share

•	Spark Therapeutics is a leader in discovering, developing and delivering gene therapies with one commercial asset and four programmes currently in clinical trials

•	Transaction expected to close in Q2, 2019

Roche (SIX: RO, ROG; OTCQX: RHHBY) and Spark Therapeutics, Inc. (NASDAQ: ONCE) today announced that they have entered into a definitive merger agreement for Roche to fully acquire Spark Therapeutics at a price of US$ 114.50 per share in an all-cash transaction. This corresponds to a total transaction value of approximately US$ 4.3 billion on a fully diluted basis. This price represents a premium of approximately 122% to Spark Therapeutics’ closing price on 22 February 2019 and a premium of approximately 19% to Spark Therapeutics’ 52 week high share price on 9 July 2018. The merger agreement has been unanimously approved by the boards of Spark Therapeutics and Roche.

Under the terms of the merger agreement, Roche will promptly commence a tender offer to acquire all outstanding shares of Spark Therapeutics common stock, and Spark Therapeutics will file a recommendation statement containing the unanimous recommendation of the Spark Therapeutics board that Spark Therapeutics’ shareholders tender their shares to Roche.

Spark Therapeutics, based in Philadelphia, Pennsylvania, is a fully integrated, commercial company committed to discovering, developing and delivering gene therapies for genetic diseases, including blindness, haemophilia, lysosomal storage disorders and neurodegenerative diseases.

Spark Therapeutics’ lead clinical asset is SPK-8011, a novel gene therapy for the treatment of haemophilia A, which is expected to start Phase 3 in 2019. Spark Therapeutics also has SPK-8016 in a phase 1/2 trial aimed at addressing the haemophilia A inhibitor population. Additionally, Spark Therapeutics was the first company to receive FDA approval for a gene therapy for a genetic disease in 2017. LUXTURNA® (voretigene neparvovec-rzyl), a one-time gene therapy product indicated for the treatment of patients with confirmed biallelic RPE65 mutation-associated retinal dystrophy is currently marketed in the US by Spark Therapeutics. The European Commission granted marketing authorisation for LUXTURNA in 2018.

Spark Therapeutics’ additional clinical assets include: SPK-9001, an investigational gene therapy for the potential treatment of haemophilia B in Phase 3 and SPK-7001 for choroideremia in Phase 1/2. The company is also developing SPK-3006 for Pompe disease and SPK-1001 for CLN2 disease (a form of Batten disease) which are expected to be ready for clinical development in 2019, as well as additional preclinical programmes for Huntington's disease and Stargardt disease.

Commenting on the transaction, Severin Schwan, CEO of Roche, said, “Spark Therapeutics’ proven expertise in the entire gene therapy value chain may offer important new opportunities for the treatment of serious diseases. In particular, Spark Therapeutics’ haemophilia A programme could become a new therapeutic option for people living with this disease. We are also excited to continue the

F. Hoffmann-La Roche Ltd	4070 Basel Switzerland	Group Communications Roche Group Media Relations	Tel. +41 61 688 88 88 www.roche.com

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investments in Spark Therapeutics’ broad product portfolio and commitment to Philadelphia as a center of excellence.” Spark Therapeutics’ will continue its operations in Philadelphia as an independent company within the Roche Group.

“As the only biotechnology company that has successfully commercialised a gene therapy for a genetic disease in the US, we have built unmatched competencies in the discovery, development and delivery of genetic medicines. But the needs of patients and families living with genetic diseases are immediate and their needs vast,” said Jeffrey D. Marrazzo, CEO of Spark Therapeutics. “With its worldwide reach and extensive resources, Roche will help us accelerate the development of more gene therapies for more patients for more diseases and further expedite our vision of a world where no life is limited by genetic disease.”

Terms of the Agreement
Under the terms of the merger agreement, Roche will promptly commence a tender offer to acquire all of the outstanding shares of Spark Therapeutics’ common stock at a price of US$ 114.50 per share in cash. The closing of the tender offer will be subject to a majority of Spark Therapeutics’ outstanding shares being tendered in the tender offer. In addition, the transaction is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary conditions.

Following completion of the tender offer, Roche will acquire all remaining shares at the same price of US$ 114.50 per share through a second step merger. The closing of the transaction is expected to take place in the second quarter of 2019.

Citi is acting as financial advisor to Roche and Davis Polk & Wardwell LLP is acting as legal counsel to Roche. Centerview Partners is acting as financial advisor to Spark Therapeutics and Goodwin Procter LLP is acting as legal counsel to Spark Therapeutics. Cowen also acted as a financial advisor in this transaction to Spark Therapeutics.

About Spark Therapeutics
Spark Therapeutics is a fully integrated, commercial company committed to discovering, developing and delivering gene therapies. The company challenges the inevitability of genetic diseases, including blindness, haemophilia, lysosomal storage disorders and neurodegenerative diseases.

Founded in March 2013 as a result of the technology and know-how accumulated over two decades at Children’s Hospital of Philadelphia (CHOP), Spark Therapeutics’ investigational therapies have the potential to provide long-lasting effects, dramatically and positively changing the lives of patients with conditions where no, or only palliative, therapies exist. Greater understanding of the human genome and genetic abnormalities have allowed Spark Therapeutics’ scientists to tailor investigational therapies to patients suffering from very specific genetic diseases. This approach holds great promise in developing effective treatments to a host of inherited diseases.

Spark Therapeutics is headquartered in Philadelphia, Pennsylvania.

About Roche
Roche is a global pioneer in pharmaceuticals and diagnostics focused on advancing science to improve people’s lives. The combined strengths of pharmaceuticals and diagnostics under one roof have made Roche the leader in personalised healthcare – a strategy that aims to fit the right treatment to each patient in the best way possible.

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Roche is the world’s largest biotech company, with truly differentiated medicines in oncology, immunology, infectious diseases, ophthalmology and diseases of the central nervous system. Roche is also the world leader in in vitro diagnostics and tissue-based cancer diagnostics, and a frontrunner in diabetes management.
Founded in 1896, Roche continues to search for better ways to prevent, diagnose and treat diseases and make a sustainable contribution to society. The company also aims to improve patient access to medical innovations by working with all relevant stakeholders. Thirty medicines developed by Roche are included in the World Health Organization Model Lists of Essential Medicines, among them life-saving antibiotics, antimalarials and cancer medicines. Moreover, for the tenth consecutive year, Roche has been recognised as the most sustainable company in the Pharmaceuticals Industry by the Dow Jones Sustainability Indices (DJSI).

The Roche Group, headquartered in Basel, Switzerland, is active in over 100 countries and in 2018 employed about 94,000 people worldwide. In 2018, Roche invested CHF 11 billion in R&D and posted sales of CHF 56.8 billion. Genentech, in the United States, is a wholly owned member of the Roche Group. Roche is the majority shareholder in Chugai Pharmaceutical, Japan. For more information, please visit www.roche.com.

All trademarks used or mentioned in this release are protected by law.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

THE TENDER OFFER FOR THE OUTSTANDING COMMON STOCK OF SPARK THERAPEUTICS HAS NOT BEEN COMMENCED. THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SPARK THERAPEUTICS COMMON STOCK. THE SOLICITATION AND OFFER TO BUY SPARK THERAPEUTICS COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. AT THE TIME THE OFFER IS COMMENCED, ROCHE AND ITS ACQUISITION SUBSIDIARY WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC AND THEREAFTER, SPARK THERAPEUTICS WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) CAREFULLY WHEN THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND RELATED MATERIALS WILL BE FILED WITH THE SEC, AND INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY ROCHE AND SPARK THERAPEUTICS WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY SPARK THERAPEUTICS AT WWW.SPARKTX.COM

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING, AMONG OTHER THINGS, THE EXPECTED CONSUMMATION OF THE TRANSACTION, WHICH INVOLVES A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE SATISFACTION OF CLOSING CONDITIONS FOR THE TRANSACTION, INCLUDING REGULATORY APPROVAL, THE TENDER OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF SPARK THERAPEUTICS, THE POSSIBILITY THAT THE TRANSACTION WILL NOT BE COMPLETED, AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN SPARK THERAPEUTICS’ PUBLIC FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), INCLUDING THE “RISK FACTORS” SECTIONS OF SPARK THERAPEUTICS’ ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2017 AND SUBSEQUENT QUARTERLY REPORTS ON FORM 10-Q, AS WELL AS THE TENDER OFFER DOCUMENTS TO BE FILED BY ROCHE AND ITS ACQUISITION SUBSIDIARY AND THE SOLICITATION/RECOMMENDATION TO BE FILED BY SPARK THERAPEUTICS. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE”, “ANTICIPATE”, “EXPECT”,

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“INTEND”, “PLAN”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “PREDICT”, “POTENTIAL”, “CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. ROCHE AND SPARK THERAPEUTICS DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE PERIOD COVERED BY THIS REPORT OR OTHERWISE.

Roche Group Media Relations
Phone: +41 61 688 8888 / e-mail: media.relations@roche.com

- Nicolas Dunant (Head)
- Patrick Barth
- Ulrike Engels-Lange
- Simone Oeschger
- Anja von Treskow

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